Exhibit 99.1

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of May 22, 2015, by and among and the shareholders listed on Schedule I (individually, a “Seller” and collectively, the “Sellers”), and the investors listed on Schedule II attached hereto (individually, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Purchasers seek to purchase from each Seller, and each Seller seeks to sell to the Purchasers, (i) the number of Class A common shares, par value $0.001 per share (“Common Shares”) of eHi Car Services Limited, a Cayman Islands company, with headquarters located at Unit 12/F, Building No.5, Guosheng Center, 388 Daduhe Road, Shanghai, 200062, The People’s Republic of China (the “Company”) and (ii) the number of American Depositary Shares (“ADSs”), each representing two Common Shares, in each case as set forth under such Seller’s name in Schedule III attached hereto (which aggregate number for all Purchasers together shall be 1,666,666 Common Shares (the “Purchased Common Shares”) and 500,000 ADSs (the “Purchased ADSs”, together with the Purchased Common Shares shall collectively be referred to herein as the “Purchased Securities”) pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the terms of this Agreement.

WHEREAS, contemporaneously with the execution and delivery of this Agreement the Purchasers expect to purchase an aggregate of 11,437,924 Common Shares, at a price per Common Share of $6.00, from the Company (the “Company Sale”), with an additional 10,900,000 Common Shares to be purchased on the same terms from the Company at a later date, and receive registration rights relating to the shares purchased from the Company pursuant to a registration rights agreement between the Company and the Purchasers (the “Registration Rights Agreement”).

NOW, THEREFORE, in consideration of the premises and mutual benefits representations, warranties, conditions, covenants and agreements contained herein, the parties hereto hereby agree as set forth below.

ARTICLE I

PURCHASE AND SALE OF THE PURCHASED SHARES

1.1	Purchase and Sale of Purchased Shares.

Subject to the terms and conditions of this Agreement, at the Closing (as defined below), each Seller shall sell, convey, assign and deliver to the applicable Purchasers, and the applicable Purchasers shall purchase from each Seller, the Purchased Securities set forth under such Seller’s name in Schedule III and any and all rights and benefits incident to the ownership thereof (including, without limitation, accrued and unpaid dividends thereon) for the total purchase price set forth under such Seller’s name in Schedule III (the “Purchase Price”), free and clear of all Claims (as defined below).

1.2	The Closing.

The date and time of the closing (the “Closing”) shall be 10:00 a.m., New York City time, on the date hereof, (or such other time as the parties may agree) (the “Closing Date”) after notification of satisfaction or waiver of the conditions to the closing set forth in Sections 4.1 and 4.2 below at the office of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022. All actions taken at the Closing shall be deemed to have occurred simultaneously.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly, represents and warrants with respect to only itself to each Purchaser as of the date hereof as set forth below in this Article II.

2.1	Organization

Such Seller is an entity duly organized and validly existing under the laws of the jurisdiction of its formation.

2.2	Title to Purchased Securities.

Such Seller is the owner of the Purchased Securities to be sold by it pursuant to this Agreement and owns such Purchased Securities free from all taxes, liens, claims, encumbrances, charges, security interests, pledges, escrows, lock-up arrangements and restrictions on transfer (except for (i) restrictions or limitations on transfer imposed by applicable United States federal or state securities laws and (ii) pledges or security interests that such Seller may have created in favor of a broker that will be terminated on or prior to the Closing) (“Claims”). Such Seller has good and valid title to the Purchased Securities to be sold by it hereunder. Other than this Agreement, there are no outstanding rights, options, subscriptions or other agreements or commitments (oral or written) by which such Seller is bound relating to its sale or transfer of the Purchased Securities to be sold by it hereunder, and, other than this Agreement, the Purchased Securities to be sold by it hereunder are not subject to any other purchase agreement, buy/sell agreement, proxy, voting agreement, voting trust agreement, right of first refusal, redemption or any other similar agreement or lock-up or other restriction on their transfer or sale or on the ability of the Purchasers to sell or transfer such Purchased Securities. Delivery to the Purchasers of the Purchased Securities to be sold by such Seller hereunder will (i) pass good and marketable title to such Purchased Securities to the Purchasers, free and clear of all Claims (assuming that such Purchaser is a bona fide purchaser within the meaning of Section 8-302 of the New York Uniform Commercial Code regardless whether such section is applicable), and (ii) convey, free and clear of all Claims, any and all rights and benefits incident to the ownership of such Purchased Securities. Each Seller is an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company.

2.3	Authority.

Such Seller has all requisite power and authority to execute and deliver this Agreement and to carry out and perform all of its obligations under the terms of this Agreement, including, without limitation, the full power and authority to sell and transfer the Purchased Securities to be sold by it hereunder. This Agreement has been duly and validly authorized, executed and delivered on behalf of such Seller, and this Agreement constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

2.4	Accredited Investor Status.

Such Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

2.5	Noncontravention.

The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby will not (a) result in a violation of the organizational documents of such Seller, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Seller is a party, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws) applicable to such Seller, except in the case of clauses (b) and (c) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Seller to perform its obligations hereunder.

2.6	Consents.

Except for the approvals that shall be obtained by the Closing in accordance with Article IV, no consent, approval, permit, order, notification or authorization of, or any exemption from registration, declaration or filing with, any person (governmental or private) is required in connection with the execution, delivery and performance by such Seller of this Agreement or the consummation by such Seller of the transactions contemplated hereby.

2.7	Seller Status.

Such Seller (a) is a sophisticated person with respect to the sale of the Purchased Securities to be sold by it hereunder; (b) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Purchased Securities to be sold by it hereunder; and (c) has independently and without reliance upon any Purchaser, and based on such information as such Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that such Seller has relied upon any Purchaser’s express representations, warranties and covenants in this Agreement and would not enter into this Agreement in the absence of such representations, warranties and covenants. Such Seller acknowledges that no Purchaser has given such Seller any investment advice, credit information or opinion on whether the sale of the Purchased Securities to be sold by it hereunder is prudent. Such Seller understands and acknowledges that the Company Sale may be material and non-public information with respect to the Company (the “Information”). Such Seller further understands that it is fully aware of the Information and has parity with the Purchaser as to the Information.

2.8	Absence of Litigation.

There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency or self-regulatory organization or body pending or, to the knowledge of such Seller, threatened against or affecting such Seller that could reasonably be expected to have a material adverse effect on the ability of such Seller to perform its obligations hereunder.

2.9	Residency.

Such Seller is a resident of that jurisdiction specified below its address on Schedule I hereto.

2.10	SAFE Rules and Regulations.

Such Seller that is a People’s Republic of China (“PRC”) resident or PRC citizen has complied, and complies, in all material respects, with the applicable rules and regulations of the State Administration of Foreign Exchange of the PRC (the “SAFE Rules and Regulations”).

2.11	No Brokers.

Such Seller has not taken any action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

2.12	No General Solicitation.

Such Seller did not offer or sell the Purchased Securities to be sold by it hereunder by any form of general solicitation or general advertising.

2.13	Foreign Corrupt Practices.

Such Seller or other Person acting on behalf of such Seller has not in the course of its actions for, or on behalf of, the Company or any of its subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”); or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser, severally and not jointly, represents and warrants with respect to only itself to each Seller as of the date hereof as set forth below in this Article III.

3.1	Organization

Such Purchaser is an entity duly organized and validly existing under the laws of the jurisdiction of its formation.

3.2	Authority.

Such Purchaser has all requisite power and authority to execute and deliver this Agreement and to carry out and perform all of its obligations under the terms of this Agreement, including, without limitation, the full power and authority to purchase the Purchased Securities. This Agreement has been duly and validly authorized, executed and delivered on behalf of such Purchaser, and this Agreement constitutes the legal, valid and binding obligation of such Purchaser and enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

3.3	Accredited Investor Status.

Such Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

3.4	Noncontravention.

The execution, delivery and performance by such Purchaser of this Agreement and the consummation by such Purchaser of the transactions contemplated hereby will not (a) result in a violation of the organizational documents of such Purchaser, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Purchaser is a party, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws) applicable to such Purchaser, except in the case of clauses (b) and (c) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform its obligations hereunder.

3.5	Purchaser Status.

Such Purchaser (a) is a sophisticated person with respect to the purchase of the Purchased Securities; (b) has had the opportunity to ask questions of and receive answers from representatives of the Sellers, the Company and each of their respective officers, directors, employees and agents concerning the Company in order for such Purchaser to make an informed decision with respect to its investment in the Purchased Securities; (c) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the purchase of the Purchased Securities; (d) is able to bear the economic risk associated with the purchase of the Purchased Securities, has such knowledge and experience, and has undertaken transactions regarding investments of similar nature, so as to be aware of the risks and uncertainties inherent in the purchase of the Purchased Securities; and (e) has independently and without reliance upon the Sellers, and based on such information as such Purchaser has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that such Purchaser has relied upon the Sellers’ express representations, warranties and covenants in this Agreement and would not enter into this Agreement in the absence of such representations, warranties and covenants. Such Purchaser acknowledges that no Seller has given such Purchaser any investment advice, credit information or opinion on whether the purchase of the Purchased Securities is prudent. Such Purchaser acknowledges and agrees that the Purchased Securities have not been registered for sale or resale under the Securities Act and are being transferred under this Agreement pursuant to an exemption from the registration requirements of the Securities Act. Such Purchaser is acquiring the Purchased Securities for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act. Such Purchaser is acquiring the Purchased Securities hereunder in the ordinary course of its business. Such Purchaser does not presently have any agreement or understanding, directly or indirectly, with any person or entity to distribute any of the Purchased Securities.

3.6	Absence of Litigation.

There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency or self-regulatory organization or body pending or, to the knowledge of such Purchaser, threatened against or affecting such Purchaser that could reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform its obligations hereunder.

3.7	No Brokers.

Such Purchaser has not taken any action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

3.8	Purchaser Not Solicited by Any Seller.

Such Purchaser’s interest in purchasing Purchased Securities was not solicited by any Seller.

ARTICLE IV

CONDITIONS TO CLOSING

4.1	Conditions to the Sellers’ Obligation to Sell.

The obligation of each Seller hereunder to sell the applicable Purchased Securities to each Purchaser on the Closing Date is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, provided, that these conditions are for such Seller’s sole benefit and may be waived by such Seller at any time in its sole discretion by providing the Purchasers with prior written notice thereof:

(a) Each Purchaser shall have executed and delivered this Agreement to such Seller.

(b) Contemporaneously with the Closing, each Purchaser shall have delivered the Purchase Price with respect to the Purchased Securities being purchased in the Closing to such Seller by wire transfer of immediately available funds pursuant to the written wire instructions provided by such Seller.

(c) The representations and warranties of each Purchaser shall be true and correct in all respects as of the date when made and as of the applicable Closing Date as though made at that time, and each Purchaser shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by each Purchaser at or prior to the Closing Date.

4.2	Conditions to the Purchasers’ Obligation to Purchase.

The obligation of each Purchaser hereunder to purchase the Purchased Securities on the Closing Date is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, provided, that these conditions are for each Purchaser’s sole benefit and may be waived by the Purchasers at any time in its sole discretion by providing the Sellers with prior written notice thereof:

(a) Each Seller shall have executed and delivered this Agreement to the Purchasers.

(b) The representations and warranties of each Seller shall be true and correct in all respects as of the date when made and as of the applicable Closing Date as though made at that time, and each Seller shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Seller at or prior to the Closing Date.

(c) The Company Sale shall have closed simultaneous with the Closing.

(d) Each Seller shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Purchased Securities to be sold by it hereunder.

ARTICLE V

COVENANTS

5.1	Delivery of Purchased Securities.

Each Seller selling the Purchased ADSs shall, at the Closing, give evidence of the irrevocable instructions to such Seller’s agent or other account representative to credit the Purchased ADSs to be sold by such Seller to the relevant Purchaser’s balance account (which shall be with an agent or other account representative which is a participant with The Depository

Trust Company (“DTC”)) in accordance with the written settlement instructions delivered by the Purchasers to such Seller prior to the Closing Date and the applicable procedures of DTC. Each Seller selling the Purchased Common Shares shall at the Closing give appropriate instructions to the Company and its company secretary to cause the Purchased Common Shares sold by it hereunder to be registered under the name of the relevant Purchasers.

5.2	Fees.

The Sellers and the Purchasers shall pay all of their own respective legal fees and costs and expenses, and to pay any and all of their own respective taxes (including sales taxes, income taxes, business taxes, capital gains taxes, stamp duties, value added taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expense) incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby. It shall be the sole responsibility of each Seller and Purchaser to make any of its own required tax filings and to pay any and all of its own respective taxes (including sales taxes, income taxes, business taxes, capital gains taxes, stamp duties, value added taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expense) incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby.

5.3	Further Assurances.

Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

5.4	Tax Forms.

Each such Seller agrees to deliver or procure delivery to the Purchasers prior to or at each Closing Date a properly completed and executed United States Treasury Department Form W-9 or the applicable Form W-8, as applicable (or other applicable form or statement specified by United States Treasury Department regulations in lieu thereof).

5.5	Compliance with SAFE Rules and Regulations.

Each such Seller and/or its direct or indirect owners or controlling persons that is a PRC resident or PRC citizen will use its best efforts to comply with any applicable SAFE Rules and Regulations, including without limitation, completing any registration and other procedures required under applicable SAFE Rules and Regulations, and irrevocably authorizing the controlling person in writing, in accordance with applicable SAFE Rules and Regulations, to handle any registrations and other procedures required under applicable SAFE Rules and Regulations on their behalf.

5.6	No Conflicts with Sanctions Laws.

Such Seller is not currently the subject or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority (collectively, “Sanctions”), nor is such Seller, any of its Subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”); and such Seller will not use the proceeds of the offering of the Purchased Securities sold by it hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, directly or indirectly, (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions or in any manner that is not in compliance with applicable laws, rules and regulations of any governmental agency having jurisdiction over such Seller including, without limitation, the requirement for PRC residents or citizens to repatriate the net proceeds received by such Seller into the PRC under the applicable regulation of the Ministry of Commerce and the State Administration of Foreign Exchange of the PRC. For the past five years, such Seller has not knowingly engaged in and is not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country. The obligations of each Seller under this Section 5.6 are separate agreements and are several and not joint obligations with any other Seller.

ARTICLE VI

MISCELLANEOUS PROVISIONS

6.1	Governing Law; Jurisdiction; Jury Trial.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

6.2	Indemnification.

(a) In consideration of each Purchaser’s execution and delivery of this Agreement and acquiring the Purchased Securities thereunder and in addition to all of each Seller’s other obligations under this Agreement, each Seller shall, severally and not jointly, defend, protect, indemnify and hold harmless each Purchaser and its shareholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Purchaser Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Purchaser Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Purchaser Indemnified Liabilities”), incurred by any Purchaser Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by such Seller in this Agreement, or (b) any breach of any covenant, agreement or obligation of such Seller contained in this Agreement. To the extent that the foregoing undertaking by each Seller may be unenforceable for any reason, each such Seller shall make the maximum contribution to the payment and satisfaction of each of the Purchaser Indemnified Liabilities that is permissible under applicable law. Notwithstanding any provision of this Section 6.2(a) to the contrary, no Seller shall have any liability under this Agreement for amount in excess of those amount actually received by it hereunder or for any consequential, exemplary, special, incidental or punitive damages of any kind whatsoever.

(b) In consideration of each Seller’s execution and delivery of this Agreement and sale of Purchased Securities hereunder and in addition to all of each Purchaser’s other obligations under this Agreement, each Purchaser shall, severally and not jointly, defend, protect, indemnify and hold harmless each Seller and its shareholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Seller Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Seller Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Seller Indemnified Liabilities”), incurred by any Seller Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by such Purchaser in this Agreement, or (b) any breach of any covenant, agreement or obligation of such Purchaser contained in this Agreement. To the extent that the foregoing undertaking by each Purchaser may be unenforceable for any reason, each such Purchaser shall make the maximum contribution to the payment and satisfaction of each of the Seller Indemnified Liabilities that is permissible under applicable law.

Notwithstanding any provision of this Section 6.2(b) to the contrary, no Purchaser shall have any liability under this Agreement for amounts in excess of those amounts actually paid by it hereunder or for any consequential, exemplary, special, incidental or punitive damages of any kind whatsoever.

6.3	Headings.

The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

6.4	Severability.

If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

6.5	Entire Agreement; Amendments.

This Agreement supersedes all other prior oral or written agreements among the Purchasers and the Sellers, their affiliates and persons acting on their behalf solely with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties solely with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Sellers nor the Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Sellers and the Purchasers. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

6.6	Notices.

Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or by electronic mail; or (iii) one business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to a Seller, to the address set forth in column (2) of Schedule I.

If to a Purchaser, to the address set forth in column (2) of Schedule II,

with a copy to (for information purposes only):

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
United States of America
Telephone:	(212) 756-2000
Facsimile:	(212) 593-5955
Attention:	Eleazer N. Klein, Esq.
E-mail:	eleazer.klein@srz.com

or to such other address, facsimile number or e-mail address and/or to the attention of such other person as the recipient party has specified by written notice given to each other party at least five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date and recipient facsimile number or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively. A copy of the e-mail transmission containing the time, date and recipient e-mail address shall be rebuttable evidence of receipt by e-mail in accordance with clause (ii) above.

6.7	Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as otherwise provided herein, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto.

6.8	No Third Party Beneficiaries.

This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

6.9	Survival.

Unless this Agreement is terminated by mutual consent of the Sellers and the Purchasers, the representations and warranties of the Sellers and the Purchasers contained in Articles II and III shall survive the Closing Date and the delivery, in whole or in part, of the Purchased Securities.

6.10	Termination.

In the event that the Closing shall not have occurred with respect to the Purchasers on or before five (5) business days from the date hereof due to a Seller’s or a Purchaser’s failure to satisfy the conditions set forth in Sections 4.1 and 4.2 above (and the nonbreaching party’s failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party.

6.11	No Strict Construction.

The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

6.12	Counterparts.

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

6.13	Confidentiality.

Each of the Purchasers and the Sellers hereby agrees, without the prior written consent of the other, to not disclose, and to otherwise keep confidential, the sale of the Purchased Securities contemplated hereby, except to the extent that disclosure thereof is required by law, rule or regulation or as required or requested by any competent governmental, regulatory or supervisory authority or has become publicly known through no fault of such party; provided, however, that the Purchasers and the Sellers may disclose information regarding such sale to their respective accountants, attorneys, limited partners, shareholders and other interest holders.

6.14	Currency.

Unless otherwise indicated, all dollar amounts referred to in this Agreement are in United States Dollars. All amounts owing under this Agreement shall be paid in United States dollars. All amounts denominated in other currencies shall be converted in the United States dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into United States dollars pursuant to this Agreement, the United States dollar exchange rate as published in The Wall Street Journal on the relevant date of calculation.

6.15	Judgment Currency.

(i) If for the purpose of obtaining or enforcing any judgment against any Seller in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 6.16 referred to as the “Judgment Currency”) an amount due in United States Dollars under this Agreement, the conversion shall be made at the Exchange Rate prevailing on the Business Day immediately preceding:

(1) the date of actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or

(2) the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section being hereinafter referred to as the “Judgment Conversion Date”).

(ii) If in the case of any proceeding in the court of any jurisdiction referred to in Section 6.16(i)(2) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of United States Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.

(iii) Any amount due from any Seller under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the date first written above.

SELLERS:

CTRIP INVESTMENT HOLDING LTD

By:	/s/ Liang Jianzhang
Name: Liang Jianzhang
Title: Director

By:	/s/ Wu Wenjie
Name: Wu Wenjie
Title: Director

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the date first written above.

SELLERS:

THE CRAWFORD GROUP, INC.

By:	/s/ William W. Snyder
Name: William W. Snyder
Title: Executive Vice President

[Signature Page to Securities Purchase Agreement]

PURCHASERS:

TIGER GLOBAL MAURITIUS FUND

By:	/s/ Moussa Taujoo
Name: Moussa Taujoo
Title: Director

[Signature Page to Securities Purchase Agreement]

PURCHASERS:

SRS PARTNERS I MAURITIUS LIMITED

By:	/s/ Karthik R. Sarma
Name: Karthik R. Sarma
Title: Director

SRS PARTNERS II MAURITIUS LIMITED

By:	/s/ Karthik R. Sarma
Name: Karthik R. Sarma
Title: Director

[Signature Page to Securities Purchase Agreement]

SCHEDULE I

(1)	(2)

Seller	Address an Facsimile Number

Ctrip Investment Holding Ltd

99 Fu Quan Road

Shanghai 200335

People’s Republic of China

(For notification purposes only.

Ctrip Investment Holding Ltd is incorporated in Cayman Islands)

Attention: Chief Strategy Officer

Facsimile: +86-21-3406 4880 ext. 12131

Telephone: +862154261465

E-mail: JennyWu@Ctrip.com

The Crawford Group, Inc.	600 Corporate Park Drive St. Louis Missouri 63105 the United States Attention: William Snyder Fax: 314-512-5445 Tel: 314-512-3226 Email: williamw.snyder@ehi.com

SCHEDULE II

(1)	(2)

Purchaser	Address and Facsimile Number

Tiger Global Mauritius Fund	Tiger Global Mauritius Fund TwentySeven, Cybercity Ebene, Mauritius Attention: Moussa Taujoo Facsimile: +230 454 5323 Telephone: +230 5253 3286 E-mail: mtaujoo@tigerglobal.com

SRS Partners I Mauritius Limited

SRS Partners I Mauritius Limited

c/o SRS Investment Management, LLC

One Bryant Park, 39th Floor

New York, NY 10036

Attention: Ben Taksel, Chief Financial Officer

Facsimile: (212) 918-3445

Telephone: (212) 520-7907

E-Mail: ben.taksel@srsfund.com

SRS Partners II Mauritius Limited

SRS Partners II Mauritius Limited

c/o SRS Investment Management, LLC

One Bryant Park, 39th Floor

New York, NY 10036

Attention: Ben Taksel, Chief Financial Officer

Facsimile: (212) 918-3445

Telephone: (212) 520-7907

E-Mail: ben.taksel@srsfund.com

SCHEDULE III

Purchaser	Seller	Number of Common Shares to be Purchased from such Seller	Number of ADSs to be Purchased from such Seller	Purchase Price to such Seller
Tiger Global Mauritius Fund	Ctrip Investment Holding Ltd	1,111,111	n/a	$6,666,666.00
SRS Partners I Mauritius Limited	Ctrip Investment Holding Ltd	265,555	n/a	$1,593,336.00
SRS Partners II Mauritius Limited	Ctrip Investment Holding Ltd	290,000	n/a	$1,740,000.00
Tiger Global Mauritius Fund	The Crawford Group, Inc.	n/a	333,333	$3,999,996.00
SRS Partners I Mauritius Limited	The Crawford Group, Inc.	n/a	79,667	$956,004.00
SRS Partners II Mauritius Limited	The Crawford Group, Inc.	n/a	87,000	$1,044,000.00